AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") between INTERLOCK SERVICES, INC., a Nevada corporation ("Acquisition"), and INTERNET INTERNATIONAL COMMUNICATION, LTD., a Nevada corporation ("Client") and the persons listed in exhibit A hereof (collectively the "Shareholders"), being the owners of record of all the issued and outstanding stock of Client.

Whereas, Acquisition wishes to acquire and the Shareholders agree to transfer all of the issued and outstanding securities of the Client in a transaction intended to qualify as a reorganization within the meaning of section 368(a)(1)(B) of the internal Revenue code of 1986, as amended.

Now, therefore, Acquisition, Client, and Shareholders adopt this plan of reorganization and agree as follow:

1.      Exchange of Stock

1.1 Number of Shares. The shareholders agree to transfer to Acquisition at the Closing (defined below) the number of shares of common stock of Client, $0.001 par value per share, shown opposite their name in exhibit A, in exchange for an aggregate of 7.5 million shares of voting common of Acquisition, $0.001 par value per share, at an exchange ratio of 1.058 shares of Acquisition common stock for each share of Client common stock.

1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Client common stock shall surrender such certificates) for the number of full shares of Acquisition common stock into which the shares of Client common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Client shares by the Shareholders shall be effected by the delivery to Acquisition at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3 Fractional Shares. Fractional shares of Acquisition common stock shall not be issued, but in lieu thereof Acquisition shall round up fractional shares to the next highest whole number.

1.4 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Acquisition may request in order more effectively to sell, transfer, and assign the transferred stock to Acquisition and to confirm Acquisition's title thereto.

1.5 Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in Acquisition 11 million common shares.

2.      Exchange of Other Securities

2.1 Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of Client owned by the Shareholders shall. be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Acquisition.

2.2 Ratio of Exchange. The securities of Client owned by the Shareholders, and the relative securities of Acquisition for which they will be exchanged, are set out opposite their names in Exhibit A.

3.      Closing

The closing contemplated herein shall be held on Jan. 15, 2000 at Irvine, Calif. unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceedings shall be deemed taken nor documents deemed executed or delivered until all have been taken delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile, telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. Unexchanged Certificates. Until surrendered, each outstanding certificates that prior to the Closing represented Client common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Acquisition common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Client common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.      Representations and Warrants of Client

Client represents and warrants as follows:

5.1 Corporate Status. Client is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2 Capitalization. The authorized capital stock of Client consists of 200 million shares of common stock, $0.001 par value per share, of which 7,086,903 shares are issued and outstanding, all fully paid and nonassessable. There are no shares of preferred stock issued or authorized.

5.3     Subsidiaries.  Client has no Subsidiaries.

5.4 Financial Statements. The audited financial statements of Client of May 1, 1998

April 30,1999 and May 1, 1999 - Oct. 31,1999 or such other period as acceptable to Acquisition ("Client's Financial Statements") furnished to Acquisition are correct and fairly present the financial condition of Client as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5 Undisclosed Liabilities. Client had no liabilities of any nature except to the extent reflected or reserved against in Client's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Client's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Client's Financial Statements.

5.6 Absence of Material Changes. Between the date of Client's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Client and delivered to Acquisition, (1) any changes in Client's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse;
(2) any damage, destruction, or loss of or to Client's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Client's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7 Litigation. There is no litigation or proceeding pending, or to Client's knowledge threatened, against or relating to Client, its properties or business, except as set forth in a list certified by the president of Client and delivered to Acquisition.

5.8 Contracts. Client is not a party to any material contract other than those listed as attachment hereto.

5.9 No Violation. Execution of this agreement and performance by Client hereunder has been duly authorized by all requisite corporate action on the part of Client, and this Agreement constitutes a valid and binding obligation of Client, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Client is subject or by which Client is bound.

5.10 Taxes. Client has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Client has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, by have not become payable, they have been adequately reflected as liabilities on the books of Client and are reflected in the financial statements furnished hereto.

5.11 Title to Property. Client has good and marketable title to all properties and assets, real and personal, reflected in Client's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Client's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.12 Corporate Authority. Client has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, IIC will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.13 Access to Records, From the date of this Agreement to the Closing, Client will

(1) give to Acquisition and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Acquisition may inspect and audit them and (2) furnish such information concerning Client's properties and affairs as Acquisition may reasonably request.

5.14 Confidentiality. Until the Closing (and permanently if there is no Closing),

Client and the Shareholders will keep confidential any information, which they obtain from Acquisition concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Client and the Shareholders will return Acquisition all written matter with respect to Acquisition obtained by them in connection with the negotiation or consummation of this Agreement.

6.      Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

6.1 Title of Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Client shares which are listed in the attached schedule and which they have contracted to exchange.

6.2 Litigation. There is no litigation or proceedings pending, or to each Shareholder's knowledge threatened, against or relating shares of Client held by the Shareholders.

7.      Representations and Warranties of Acquisition

The Acquisition represents and warrants as follows;

7.1     Corporate Status.  Acquisition is a corporation duly organized, validly
existing, and     in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2 Capitalization. The authorized capital stock of Acquisition consists of 100 million shares of common stock, $0.001 par value per share, of which 3.5 million shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock. There are no shares of preferred stock issued or authorized, warrants or options.

7.3     Subsidiaries.  Acquisition has no subsidiaries.

7.4 Public Company. Acquisition filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on November 8, 1999 registering its common stock. See attached Schedule B.

7.5 Public Filings. Acquisition has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6 Financial Statement. The audited financial statements of Acquisition of Oct. 1,1998 and Sept. 30, 1999 or such other period as acceptable Client ("Acquisition's Financial Statements") furnished to Client are correct and fairly present the financial condition of Acquisition as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7 Undisclosed Liabilities. Acquisition had no liabilities of any nature except to the extent reflected or reserved against in Acquisition's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Acquisition's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Acquisition's Financial Statements.

7.8 Absence of Material Changes. Between the date of Acquisition's Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Acquisition and delivered to Client, (1) any changes in Acquisition's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Acquisition's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Acquisition's capital stock, or any direct or indirect redemption, purchase, or other Acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9 Litigation. There is no litigation or proceeding pending, or to the Company's knowledge threatened, against or relating to Acquisition, its properties or business, except as set forth in a list certified by the president of Acquisition and delivered to Client, knowledge threatened, against or relating to Acquisition, its properties or business, except as set forth in a list certified by the president of Acquisition and delivered to Client.

7.10 Contracts. Acquisition is not a party to any material contract other than those listed as an attachment hereto.

7.11 No Violation. Execution of this Agreement and performance by Acquisition hereunder has been duly authorized by all requisite corporate action on the part of Acquisition, and this Agreement constitutes a valid and binding obligation of Acquisition, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Acquisition is Subject or by which Acquisition is bound.

7.12 Taxes. Acquisition has filed in correct form all federal, state, and other tax returns of very nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Acquisition has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Acquisition and are reflected in the financial statements furnished hereto.

7.13 Title to Property. Acquisition has good and marketable title to all properties and assets, real and personal, reflected in Acquisition's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Acquisition's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.14 Corporate Authority. Acquisition has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.15 Confidentiality. Until the Closing (and permanently if there is no Closing), Acquisition and its representatives will keep confidential any information, which they obtain from Client concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Acquisition will return to Client all written matter with respect to Client obtain by it in connection with the negotiation or consummation of this Agreement.

7.16 Investment Intent. Acquisition is acquiring the Client shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Acquisition has no commitment or present intention to liquidate Client or to sell or otherwise dispose of its stock.

8.      Conduct Pending the Closing

Acquisition, Client and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws or other corporate documents of Acquisition or Client.

8.2 This Agreement will be submitted for shareholder approval with a favorable recommendation by the Board of -Directors of each of Client and Acquisition and the Board of Directors of each will use its best efforts to obtain the requisite shareholder approval.

8.3 Client and Acquisition will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4 None of the Shareholders will sell, transfer, assign, hypothecate lien, or otherwise dispose or encumber the Client shares of common stock owned by them.

9.      Conditions Precedent to Obligation of Client and the Shareholders

Client's and the Shareholder's obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Client or the Shareholders as appropriate:

9.l     Acquisition's Representations and Warranties.  The representations and warranties of Acquisition set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 Acquisition's Covenants. Acquisition shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Acquisition.

9.4 Supporting Documents of Acquisition. Acquisition shall have delivered to Client and the Shareholders supporting documents in. form and substance reasonably satisfactory to Client and the Shareholders, to the effect that:

(a) Acquisition is a corporation duly organized, validly existing, and in good standing,

(b)     Acquisition's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the Board of Directors of Acquisition authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Acquisition;

(e) Acquisition's Financial Statement and unaudited financial statement for the period from the date of the audited financial statements to the close of most recent fiscal quarter; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.     Conditions Precedent to Obligation of Acquisition

Acquisition's obligation to consummate this merger shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Acquisition:

10.1 Client's and the Shareholder's Representations and Warranties. The representations and warranties of Client and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date except as affected by transactions contemplated hereby.

10.2 Client's and the Shareholder's Covenants. Client and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Client.

10.4 Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of Client.

10.5 Supporting Documents of Client. Client shall have delivered to Acquisition supporting documents in form and substance reasonably satisfactory to Acquisition to the effect that:

(a) Client is a corporation duly organized, validly existing and in good standing;

(b)     Client's capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Client authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Client;

(e) Client's Financial Statements and unaudited financial statements for the period from the date of the audited financial statements to the close of the most recent fiscal quarter; and

(f) Any document as maybe specified herein or required satisfying the conditions, representations and warranties enumerated elsewhere herein.

11.     Indemnification

11.1 Indemnification of Acquisition. Client and the Shareholders severally (and not jointly) agree to indemnify Acquisition against any loss, damage, or expense (including reasonable attorney fees) suffered [by Acquisition from (1) any breach by Client or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Client or the Shareholders herein; provided, however, that (a) Acquisition shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Acquisition shall give notice of any claims hereunder within 24 months beginning on the date of Closing. No loss, damage, or expense shall be deemed to have been sustained by Acquisition to the extent of insurance proceeds paid to, or tax benefits realizable by, Acquisition as a result of the event giving rise to such right to indemnification.

11.2 Proportionate Liability. The liability of each Shareholder under this section shall be in the proportion that the total number of Acquisition shares to be received by him bears to the total number of Acquisition shares to be received by all the Shareholders and shall in no event exceed 25% of the value of the Acquisition shares received by such shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3 Indemnification of Client and the Shareholders. Acquisition agrees to indemnify Client and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by Client or by any of the Shareholders from (1) any breach by Acquisition of this Agreement or (2) any inaccuracy in or breach of any of Acquisition's representations, warranties, or covenants herein.

11.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim, which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Client, the Shareholders or Acquisition if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Client, the Shareholders or Acquisition if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Shareholders' Representative. The Shareholders hereby irrevocably designate and appoint David Roth as their agent and attorney in fact ("Shareholders' representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests, and other communications hereunder: to fix and alter on their behalf the date, time, and place of Closing: to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification maybe made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Acquisition hereunder.

14. Survival of Representations and Warranties. The representations and warranties of the Client, the Shareholders and Acquisition set out herein shall survive the Closing.

15.     Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters, which are the Subject of the arbitration, and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees. Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

16.     General Provisions

16.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Acquisition, to:

Interlock Services Inc.
860 Via de la Paz, Suite E -I
Pacific Palisades.  CA 90272

If to client, to:

Internet International Communications Ltd.
925 West Georgia St., Suite 2000
Vancouver, BC V6C 3L2

If to the Shareholder, to:

David Roth
925 West Georgia St., Suite 2000
Vancouver, B. C. V6C 3L2,

16.5 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

16.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8    Effective Date.  This effective date of this Agreement shall be Jan.
15, 2000.

Interlock Services Inc.


By :  /s/ Timothy Hipsher




Internet International Communications Ltd.

By :  /s/ David Roth